Exhibit 99.1

EXCO Resources, Inc. Announces 1-for-15 Reverse Share Split, Shareholder Approval for Share Issuance under 1.5 Lien Notes and 1.75 Term Loans, and Annual Meeting Results

06/01/2017

DALLAS—EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the “Company”) today announced that its Board of Directors (the “Board”) has approved a 1-for-15 reverse share split of its common stock. The Company’s shareholders granted authority to the Board to effect the reverse share split at the Company’s 2017 Annual Meeting of Shareholders on May 31, 2017 (the “Annual Meeting”). The reverse share split is expected to become effective after the market closes on June 12, 2017. The Company’s common stock will continue to trade on the NYSE under the symbol “XCO” and is expected to begin trading on a post-split basis when the market opens on June 13, 2017.

The shareholder and Board approval of the reverse share split and the shareholder approval to issue additional shares of the Company’s common stock allow the Company, subject to certain limitations, to pay interest in common shares on both its senior secured 1.5 lien notes and its senior secured 1.75 lien term loans. Harold L. Hickey, EXCO’s Chief Executive Officer and President, commented, “We believe the successful completion of the reverse share split and the passage of the charter amendment allowing use of shares to pay interest provide a number of immediate benefits. We will be able to comply with NYSE listing standards and significantly reduce our cash interest payments. This will allow us to create value for our shareholders by investing our cash in the business as opposed to making interest payments.”

Once the reverse share split is effected, every 15 shares of EXCO’s issued and outstanding common stock (and such shares held in treasury) will be converted into one share of common stock. The reverse share split and related charter amendment will disproportionately reduce the number of the Company’s authorized common shares from 780 million to 260 million. No fractional shares will be issued for the reverse share split. Instead, the Company will round fractional shares upwards to the next whole share. The new CUSIP number for the Company’s common stock post-reverse share split is 269279 501.

Continental Stock Transfer & Trust Company, LLC (“Continental Stock”), the Company’s transfer agent, will act as the exchange agent for the reverse share split. Shareholders with certificated shares will receive a letter of transmittal from Continental Stock with instructions on how to surrender certificates representing pre-split shares. Shareholders should not send in their pre-split certificates until they receive a letter of transmittal from Continental Stock. Shareholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. Please contact Continental Stock for further information at (212) 509-4000.

Additional information about the reverse share split, the related charter amendment, and the issuance of common shares by the Company can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 24, 2017.

Annual Meeting Results

Each of the proposals presented by the Company at the Annual Meeting received the requisite vote for approval. Set forth below are the voting results on each of the proposals.

Proposal				For	Withheld	Broker Non-Votes
1	Election of directors
	B. James Ford			175,113,392	2,921,809	77,681,553
	Anthony R. Horton			175,746,760	2,288,441	77,681,553
	Randall E. King			175,573,584	2,461,617	77,681,553
	Samuel A. Mitchell			175,568,076	2,467,125	77,681,553
	Robert L. Stillwell			172,969,624	5,065,577	77,681,553
	Stephen J. Toy			175,651,087	2,384,114	77,681,553
	C. John Wilder			175,428,041	2,607,160	77,681,553

			For	Against	Abstain	Broker Non-Votes
2	Issuance of common shares for interest due under the 1.5 Lien Notes and 1.75 Term Loans and upon exercise of warrants		166,389,279	10,895,843	750,079	77,681,553
3	Reverse share split charter amendment		242,272,649	12,211,304	1,232,801	N/A
4	Advisory vote to approve executive compensation		165,224,982	11,942,452	867,767	77,681,553

		1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
5	Advisory vote to determine the frequency of future advisory votes on executive compensation	171,527,875	733,141	3,032,837	2,741,348	77,681,553

				For	Against	Abstain
6	Ratification of the appointment of KPMG			252,204,153	2,037,255	1,475,346
7	Adjournment of the Annual Meeting			237,919,747	16,070,348	1,726,659

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region. EXCO’s headquarters are located at 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and strategic and financial alternatives and other business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s ability to implement or execute on any strategic or financial initiatives, adjust its capital structure, or increase its liquidity; the continued volatility of, or depressed prices in, the oil and gas markets; the estimates of reserves; availability and costs of services and materials; commodity price changes; regulatory changes; and general economic conditions. These and other factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

EXCO Resources, Inc.

Tyler Farquharson, 214-368-2084

Vice President, Chief Financial Officer and Treasurer

www.excoresources.com